UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Filing (Date of Report and Earliest Event Reported): June 15, 2007
(June 14, 2007)

CTS CORPORATION
(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)
Company's Telephone Number, Including Area Code:  (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2007,  CTS Corporation (the "Company") issued a press release announcing that the Board of Directors elected Vinod M. Khilnani to serve as President and Chief Executive Officer of the Company, effective July 2, 2007. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  Mr. Khilnani currently serves as the Company's Chief Financial Officer.  The Board of Directors will appoint an interim Chief Financial Officer on July 2, 2007.  It is anticipated that Mr. Khilnani will be appointed to the Board of Directors as soon as practical following the 2007 Annual Meeting of Shareholders. CTS' Board of Directors approved an employment agreement for Mr. Khilnani in connection with his election as President and Chief Executive Officer.  The term of the agreement is two years. In summary, the agreement provides that if the Company terminates Mr. Khilnani’s employment under certain circumstances or Mr. Khilnani terminates his employment for good reason, as defined in the agreement, the Company will provide Mr. Khilnani with compensation, equal to his current base salary and his target incentive compensation for the calendar year prior to termination, for a period of two years following the termination date. The agreement, a copy of which is attached as Exhibit 10(a) to this Current Report on Form 8-K and the terms of which are incorporated herein by reference.

In addition, the Board of Directors approved an annual salary of $500,000 for Mr. Khilnani.  The Board of Directors approved a total target bonus of 75% of annual base salary for Mr. Khilnani under the CTS Corporation 2007 Management Incentive Plan; which is being submitted to shareholders for approval at the 2007 Annual Meeting of Shareholders. The Board of Directors increased Mr. Khilnani's quarterly perquisite allowance to  $4,300 in connection with his election as President and Chief Executive Officer. The Board of Directors intends to grant Mr. Khilnani 25,000 service-based restricted stock units under the terms of the CTS Corporation 2004 Omnibus Long-term Incentive Plan and the Prototype Named Executive Officer Restricted Stock Unit Agreement previously filed with the Commission as Exhibit 10(a) to the Quarterly Report on Form 10-Q for the quarter ended July 2, 2006 in connection with his election as President and Chief Executive Officer.  The Board of Directors also intends to grant Mr. Khilnani 25,000 performance-based restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan at that same time.  The performance criteria and other terms of the performance-based restricted stock unit grant have not yet been determined.

The Board of Directors further announced in the press release that it intends to elect Roger R. Hemminghaus to serve as Chairman of the Board, effective July 2, 2007.  Mr. Hemminghaus has served as a director of the Company since 2000 and is a nominee for re-election to the Board of Directors at the 2007 Annual Meeting of Shareholders to be held on June 28, 2007.  The Board of Directors has approved an annual retainer of $275,000 per calendar year and an annual equity award value of $75,000 per calendar year for Mr. Hemminghaus to serve in the position of Chairman of the Board. Mr. Hemminghaus' annual retainer for the position of   Chairman of the Board will be pro-rated for the 2007 calendar year.

Donald K. Schwanz has tendered his resignation from the positions of  President, Chief Executive Officer and Chairman of the Board, effective July 2, 2007, as discussed in the press release.  The Board of Directors has designated Mr. Schwanz as Chairman Emeritus of the Board of Directors, effective July 2, 2007.  Mr. Schwanz will continue to serve in this position through December 31, 2007 under the terms of the Employment Agreement entered into between Mr. Schwanz and the Company, effective October 1, 2006.  Mr. Schwanz' Employment Agreement was filed as Exhibit  10(a) to the Company's Current Report on Form 8-K filed with the Commission on December 8, 2006.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

The following exhibits are filed with this report:

	Exhibit No.	Exhibit Description
	10(a)	Employment Agreement, dated as of July 2, 2007, between the Company and Vinod M. Khilnani
	99.1	Press Release dated June 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

CTS CORPORATION

Date: June 14, 2007	By:	/s/ James L. Cummins
James L. Cummins
Senior Vice President Administration